Exhibit 99.1

Intrusion, Inc. Reports Fourth Quarter and Full Year 2021 Results

INTRUSION Shield Continues to Gain Traction, Resulting in Gross Margin Improvement

PLANO, Texas, March. 17, 2022 (GLOBE NEWSWIRE) -- Intrusion Inc. (NASDAQ: INTZ), a leader in cyberattack prevention solutions, announced today financial results for the fourth quarter and full year ended December 31, 2021.

Recent Financial & Business Highlights:

•	Fourth quarter revenue of $1.6 million was flat year-over-year; full year 2021 revenue of $7.3 million was up 10% year-over-year.
•	INTRUSION Shield revenue represented 12% of total revenue in the fourth quarter, consistent with third quarter 2021.
•	The Company transitioned to an executive and partner led sales structure, strengthening its sales channels, and implementing processes to facilitate sales growth through premier channel partnerships.
•	Intrusion realized operational efficiencies in the quarter, reducing operating expenses to the lowest level in 2021.
•	The Company improved its financial flexibility by issuing an unsecured note on March 10, 2022.

"We are pleased to deliver double-digit top-line growth for the year in the face of several headwinds, while also continuing to position the Company for future success and responsibly invest for our sustained growth," said Tony Scott, CEO of Intrusion. "During the quarter, we took swift action to better align our sales and marketing resources, while also making the necessary investments to ensure we are well positioned to participate in the growing secular demand for cybersecurity threat protection. We are currently engaged in 18 proof of concept demos for our INTRUSION Shield product, which continues to trend in a positive direction. Additionally, we are encouraged by new opportunities in our ongoing consulting business, which performed well in 2021 despite a federal continuing resolution. With the conclusion on the continuing resolution, we are optimistic about our consulting business in 2022.”

“The cybersecurity landscape is constantly changing and the number of zero-day attacks continues to increase and now accounts for 60% of all cybersecurity threats. While INTRUSION Shield offers considerable advantages today, we continuously strive to improve our products and drive innovation. To meet the growing demand, we are broadening the INTRUSION Shield product offering to include cloud and endpoint solutions, while providing high availability, high throughput solutions to satisfy evolving customer needs. As I highlighted earlier in the year, we plan to roll out additional capabilities for INTRUSION Shield, including a hardware-less, cloud-based product. While we do not plan to unveil those products until the second half of this year, development is on schedule.”

“Moving forward, we remain focused on improving our messaging and marketing efforts to highlight how INTRUSION Shield products increase the value and effectiveness of existing cybersecurity technologies that an organization already may have in place. We will continue to emphasize value-added channel partners and utilize our executive-led sales model to drive INTRUSION Shield's growth, while also continuing to take action to improve our financial flexibility and strengthen our balance sheet to satisfy our operational and strategic objectives and ultimately generate shareholder value.”

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Fourth Quarter and Full Year Financial Results

Revenue for the fourth quarter of 2021 was $1.6 million, in-line with the $1.6 million for the fourth quarter of 2020. Full year revenue of $7.3 million increased 10% compared to 2020.

The gross profit margin was 65% for the fourth quarter of 2021, compared to 58% for the fourth quarter of 2020. The gross profit margin for the full year was 64%, compared to 59% in 2020. The improvement in the gross profit margin was primarily driven by increased INTRUSION Shield sales.

Operating expenses in the fourth quarter of 2021 were $4.9 million, up 1% compared to the fourth quarter of 2020. Operating expenses for the year were $24.1 million, up 132% from 2020, primarily driven by higher sales and marketing expenses incurred in the first three quarters of 2021. Fourth quarter operating expenses were at the lowest levels in all of 2021, and operating expenses are expected to be consistent with current levels throughout 2022.

The fourth quarter 2021 net loss was $3.9 million, or ($0.20) per share, compared to a loss of $3.9 million, or ($0.23) per share, for the fourth quarter of 2020. The difference in the per-share amount is due to an increase in shares outstanding. The full year 2021 net loss was $18.8 million, compared to a net loss of $6.5 million in 2020.

As of December 31, 2021, cash and cash equivalents were $4.1 million, and working capital was $2.1 million.

Financing

Intrusion closed a financing where it sold a 7% unsecured note under a securities purchase agreement with Streeterville Capital. The aggregate principal amount of this note was $5.4 million, and the Company received $5 million less certain reimbursed expenses. Intrusion also received an option to sell a second 7% unsecured note on similar terms as the first note. The Company's option to sell the second note is subject to certain conditions, including that, within 180 days of issuance, Intrusion obtains stockholder approval under Nasdaq rules for the issuance of more than 19.99% of outstanding common stock in connection with potential redemptions of the Notes. Each note has an 18 Month maturity, and 6 months after a note has been issued, the noteholder can submit a redemption notice for up to $500,000 per note, which the Company can choose to satisfy, subject to certain exceptions and limitations, in cash, Common stock, or a combination of both.

Additionally, the Company’s at-the-market ("ATM") offering remains in place. Proceeds from sales under the ATM program are expected to finance our operating activities, invest in INTRUSION Shield, as well as potential note repayments.

Conference Call

Intrusion’s management will host a conference call today at 4:00 P.M., CST. Interested investors can access the live call by dialing 1-888-330-2041, or 1-646-960-0151 for international callers, and providing the following access code: 6774917. For those unable to participate in the live conference call, a replay will be accessible beginning tonight at 7:00 P.M. CST until March 24, 2022, by dialing 1-800-770-2030, or 1-647-362-9199 for international callers, and entering the following access code: 6774917. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion, Inc. is a cybersecurity company based in Plano, Texas. The Company offers its customers access to their exclusive threat intelligence database containing the historical data, known associations, and reputational behavior of over 8.5 billion IP addresses. After years of gathering global internet intelligence and working exclusively with government entities, the company released its first commercial product in 2021. INTRUSION Shield is designed to allow businesses to incorporate a Zero Trust, reputation-based security solution into their existing infrastructure. INTRUSION Shield observes traffic flow and instantly blocks known malicious or unknown connections from both entering or exiting a network to help protect against Zero-Day and ransomware attacks. Incorporating INTRUSION Shield into a network can elevate an organization's overall security posture by enhancing the performance and decision-making of other solutions in its cybersecurity architecture.

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Cautionary Statement Regarding Forward-Looking Information

This release may contain certain forward-looking statements, including, without limitation, our expectations for positive effects or our current sales and marketing efforts, our restructured sales network, the expectation that our expanded product offerings will have a positive impact on future sales and revenues, and forecasts that our capital needs and cash flows for the near future will be met by this recent financing, which statements reflect management’s expectations regarding future events and operating performance. These forward-looking statements speak only as of the date hereof and involve a number of risks and uncertainties. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, the risk that this financing fails to provide the needed capital for the Company to execute its current business strategies, the Company does not achieve the anticipated results from its current sales, marketing, operational, and product development initiatives, as well as risks that we have detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

IR Contact

Alpha IR Group

Mike Cummings or David Freund

INTZ@alpha-ir.com

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INTRUSION INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$1,645	$1,580	$7,277	$6,619
Cost of revenue	577	660	2,625	2,709

Gross profit	1,068	920	4,652	3,910

Operating expenses:
Sales and marketing	1,808	1,941	11,931	3,821
Research and development	1,467	1,056	6,328	3,797
General and administrative	1,634	1,852	5,896	2,815

Operating loss	(3,841)	(3,929)	(19,503)	(6,523)

Interest and other income	–	3	87	11
Interest expense	(11)	(2)	(21)	(6)
Gain on the extinguishment of debt	–	–	635	–

Loss from operations before income taxes	(3,852)	(3,928)	(18,802)	(6,518)
Income tax provision	–	–	–

Net loss	$(3,852)	$(3,928)	$(18,802)	$(6,518)

Preferred stock dividends accrued	–	–	–	(79)
Net loss attributable to common stockholders	$(3,852)	$(3,928)	$(18,802)	$(6,597)

Net loss per share attributable to common stockholders:
Basic	$(0.20)	$(0.23)	$(1.05)	$(0.45)
Diluted	$(0.20)	$(0.23)	$(1.05)	$(0.45)

Weighted average common shares outstanding:
Basic	18,885	17,029	17,992	14,678
Diluted	18,885	17,029	17,992	14,678

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INTRUSION INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	December 31
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$4,100	$16,704
Accounts receivable	1,034	1,233
Prepaid expenses	356	370
Total current assets	5,490	18,307
Non-Current Assets:
Property and Equipment:
Equipment	2,517	1,453
Furniture and fixtures	43	43
Leasehold improvements	67	67
Property and equipment, gross	2,627	1,563
Accumulated depreciation and amortization	(1,567)	(1,097)
Property and equipment, net	1,060	466
Finance leases, right-of-use assets, net	1,709	20
Operating leases, right-of-use assets, net	808	1,010
Other assets	166	79
Total non-current assets	3,743	1,575
TOTAL ASSETS	$9,233	$19,882

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$718	$408
Accrued expenses	534	628
Finance lease liabilities, current portion	644	21
Operating lease liabilities, current portion	935	487
PPP loan payable, current portion	–	421
Deferred revenue	560	177
Total current liabilities	3,391	2,142

Non-Current Liabilities:
PPP loan payable, noncurrent portion	–	212
Finance lease liabilities, noncurrent portion	673	–
Operating lease liabilities, noncurrent portion	1,250	1,867
Total non-current liabilities	1,923	2,079

Commitments and contingencies – (See Note 9)

Stockholders’ equity:
Preferred Stock $0.01 par value: Authorized shares – 5,000 Issued shares – 0 in 2021 and 2020	–	–
Common stock $0.01 par value: Authorized shares — 80,000 Issued shares — 19,135 in 2021 and 17,428 in 2020 Outstanding shares — 19,125 in 2021 and 17,418 in 2020	191	174
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	84,230	77,187
Accumulated deficit	(80,097)	(61,295)
Accumulated other comprehensive loss	(43)	(43)
Total stockholders’ equity	3,919	15,661
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,233	$19,882

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